Exhibit 99.1

CONTACT:	Richard O’Connor – (203) 625-0770

SECURITY CAPITAL CORPORATION

ANNOUNCES SPECIAL CASH

DIVIDEND OF $9.04 PER SHARE

Greenwich, CT – May 31, 2006 – Security Capital Corporation (AMEX:SCC) (the “Company”) announced today that its Board of Directors has declared a special cash dividend of $9.04 per share of Class A Common Stock, par value $0.01 per share, and Common Stock, par value $0.01 per share. The special cash dividend will be payable on June 28, 2006 to stockholders of record at the close of business on June 14, 2006.

The special cash dividend will be paid principally from the net proceeds of the Company’s sale of its 91.52% (on a fully diluted basis) interest in Primrose Holdings, Inc. (“Primrose”). The sale of Primrose, which closed on March 31, 2006, was part of the Company’s ongoing formal sale process.

Because of the size of the special cash dividend, the American Stock Exchange has determined that the ex-dividend date for the Class A Common Stock will be June 29, 2006, the business day following the payable date for the dividend. Holders of record of the Company’s Class A Common Stock on the June 14, 2006 record date who subsequently sell their shares of Class A Common Stock through the payable date for the special cash dividend will also be selling their right to receive the dividend. Investors are encouraged to consult with their own financial advisors regarding the specific implications of the deferral of the ex-dividend date for the Class A Common Stock.

For U.S. federal income tax purposes, the Company currently expects that approximately 55% of the special cash dividend will be taxable as a dividend. The remainder of the special cash dividend will be treated as a tax-free return of capital up to the amount of each stockholder’s tax basis in the shares (determined on a per share basis), with any excess generally being treated as capital gain. The tax treatment of the special cash dividend depends upon, among other things, the amount of the Company’s taxable income and gains for the Company’s current taxable year. Investors are encouraged to consult with their own tax advisors regarding the specific implications of the special cash dividend on their individual tax situation.

In connection with the declaration of the special cash dividend, the Board of Directors, upon the approval and recommendation of the Compensation Committee of the Board, accelerated the vesting of all remaining unvested employee and director options to purchase 104,008 shares of the Company’s Class A Common Stock, subject to the requirement that any shares acquired upon exercise of such options may not be sold by the optionee until the earlier of the original vesting date of the accelerated options or the sale of the Company. Assuming that all outstanding options to purchase 104,008 shares of the Company’s Class A Common Stock are exercised prior to the record date, the aggregate amount distributed by the Company in the special cash dividend would be $66,520,632.

The Company’s remaining operating segment is the Employer Cost Containment and Health Services segment, composed of the operations of WC Holdings, Inc. (“WC”), the Company’s 83.7% (on a fully diluted basis) subsidiary. The Company continues to pursue the sale of the WC business and the balance of the Company and is currently considering offers for the Company’s interest in WC and the balance of the Company. The Company expects to enter into a definitive agreement for the sale of WC and the balance of the Company during the second quarter of 2006. Payment of the special cash dividend is not contingent upon a definitive agreement for the sale of WC and the balance of the Company.

“We are pleased that the Company’s Board of Directors has determined to declare the special cash dividend at this time,” said Brian D. Fitzgerald, Chairman, President and CEO of the Company. “The dividend is a straight-forward and timely way to provide our stockholders with liquidity while we continue to pursue the sale of the WC business and the balance of the Company,” added Mr. Fitzgerald. Finally, Mr. Fitzgerald cautioned that, “while we are optimistic that we will be able to enter into a definitive agreement for the sale of WC and the balance of the Company, there can be no assurance that the Company can be sold at an acceptable price.”

Other than the special cash dividend, and the Company’s continuing efforts to sell WC and the balance of the Company, the Company knows of no other corporate developments at this time. The Company does not currently intend to make any further announcements with respect to the formal sale process until it has entered into a definitive agreement to sell WC and the balance of the Company or terminated the formal sale process.

WC provides cost containment services relative to direct and indirect costs of corporations and their employees primarily relating to industrial health and safety, industrial medical care and workers’ compensation insurance. WC’s activities are primarily centered in Ohio, California, Virginia, Maryland, Texas, Michigan, Florida, Washington, Minnesota and New York.

This press release contains “forward-looking” statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements. Such factors and uncertainties include, but are not limited to:  future legislative changes which could impact the laws governing workers’ compensation and medical malpractice insurance in the various states in which the Company’s employer cost containment and health services segment operates, the Company’s ability to enhance its existing services and successfully introduce and market new services, new service developments by the Company’s competitors, market acceptance of new services of both the Company and its competitors, competitive pressures on prices, the ability to attract and retain qualified personnel, interest rates, the effects on the Company of an event of default under the Company’s loan agreement, the tax treatment of the special cash dividend, and decisions relative to and the outcome of the Company’s formal sale process.